Exhibit 99.1

DelMar Pharmaceuticals Announces Fiscal Year 2018 Annual Financial Results

- Company will host a business update conference call on September 25, 2018 at 4:30 PM Eastern Time -

VANCOUVER, British Columbia and MENLO PARK, California, September 24, 2018 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, announced its financial results for the year ended June 30, 2018. DelMar executive management will host a business update conference call for investors, analysts and other interested parties on September 25, 2018 at 4:30 p.m. Eastern Time.

“This past fiscal year has been an instrumental period for the Company on both corporate and clinical development fronts,” commented Saiid Zarrabian, President and Chief Executive Officer. “Moving forward, we are now a streamlined organization well positioned to advance VAL-083’s two Phase 2, biomarker-driven, clinical trials for MGMT-unmethylated GBM while evaluating combination therapies for this novel, first-in-class, DNA-targeting, small molecule, and in concert, ramping-up efforts to explore strategic opportunities to enhance shareholder value.”

RECENT HIGHLIGHTS

●	Continued enrolling patients in Phase 2, open-label, second-line, Avastin-naïve, MGMT-unmethylated, recurrent glioblastoma multiforme (GBM) study being conducted at the MD Anderson Cancer Center (the “MDACC study”).

○	As of September 21, 2018, forty patients have been enrolled in the MDACC study, which continues accelerated enrollment rates observed since spring, 2018

○	The dosing levels used in the MDACC study have continued to demonstrate a safety profile well within the existing safety monitoring guidelines described in the present study protocol

○	Similar to prior clinical experience, myelosuppression has been the most common adverse event observed

●	Continued enrolling patients in Phase 2, open-label, first-line temozolomide-naïve, MGMT-unmethylated GBM study at Sun Yat-sen University Cancer Center.

○	As of September 21, 2018, nine patients have been enrolled in this study

○	Observed increased enrollment rates in the recent quarter

●	Engaged Oppenheimer & Co. Inc. as advisor to help manage the exploration and evaluation of a wide range of strategic opportunities

●	Strengthened Board of Directors and corporate governance by appointing world-renowned molecular biologist Dr. Napoleone Ferrara and Robert E. Hoffman as independent chairman

●	Appointed Saiid Zarrabian as full-time President and Chief Executive Officer

●	Based on overall clinical and corporate development progress achieved to date, expect to have cash available to fund planned operations into the middle of calendar 2019

For further details on the Company’s operating and financial results, as well as more detail about its updated strategy, refer to DelMar’s Form 10-K filed with the SEC on September 24, 2018: http://ir.delmarpharma.com/all-sec-filings.

CONFERENCE CALL DETAILS

DelMar will host a conference call to discuss its financial results for the year ended June 30, 2018 and provide a corporate update on September 25, 2018, at 4:30 p.m. Eastern Time. For both “listen-only” participants and those who wish to take part in the question and answer portion of the call, the telephone Dial-in Number is 1-877-876-9177 (toll free) with Conference ID DELMAR.

A replay of the conference call will be available on the IR Calendar of the Investors section of the Company’s website at www.delmarpharma.com and will be archived for 30 days.

SUMMARY OF FINANCIAL RESULTS FOR THE YEAR ENDED JUNE 30, 2018

At June 30, 2018, the Company had combined cash and cash equivalents and clinical trial deposits on hand of approximately $6.9 million.

For the year ended June 30, 2018, the Company reported a net loss of $11,138,312 or $0.54 per share, compared to a net loss of $8,081,764, or $0.74 per share, for the year ended June 30, 2017.

The following represents selected financial information as of June 30, 2018. The Company’s financial information has been prepared in accordance with U.S. GAAP and this selected information should be read in conjunction with DelMar’s consolidated financial statements and management’s discussion and analysis, as filed.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the company’s website at: http://ir.delmarpharma.com/all-sec-filings.

Selected Balance Sheet Data

	June 30, 2018 $	June 30, 2017 $

Cash and cash equivalents	5,971,995	6,586,014
Working capital	5,407,929	6,566,371
Total assets	7,074,855	7,911,021
Derivative liability	1,117	61,228
Total stockholders’ equity	5,435,223	6,578,524

Selected Statement of Operations Data

For the years ended:

	June 30,	June 30,
	2018	2017
	$	$

Research and development	7,132,952	5,003,640
General and administrative	4,041,711	3,317,189
Change in fair value of stock option and derivative liabilities	(60,111)	(245,963)
Foreign exchange loss	57,003	7,355
Interest income	(33,243)	(457)
Net and comprehensive loss for the period	11,138,312	8,081,764
Series B preferred stock dividend	176,236	790,454
Net and comprehensive loss available to common stockholders	11,314,548	8,872,218
Basic weighted average number of shares outstanding	20,861,418	12,047,079
Basic loss per share	0.54	0.74

Research and development expenses increased to $7,132,952 during the year ended June 30, 2018, compared to $5,003,640 for the year ended June 30, 2017. The increase was partially due to manufacturing costs for drug product as well as ongoing study costs for the Company’s two Phase 2, biomarker-driven clinical studies. During the year ended June 30, 2018, the Company undertook site initiation and enrollment for its now parked STAR-3, Phase 3 study in GBM. During the year ended June 30, 2018, the Company recognized certain costs related to the parking of the trial.

General and administrative expenses increased in the year ended June 30, 2018 to $4,041,711 from $3,317,189 for the year ended June 30, 2017, largely due to an increase in professional fees and personnel costs.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a “first-in-class,” small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

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